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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            Washington D.C. 20549

                                  FORM 11-K

             (X) ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934.

                 For the Fiscal Year Ended December 31, 1996

                                      or

               [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

              For the Transition Period From ________ To _______

                         Commission File Number 0-850



                         KEYCORP 401(k) SAVINGS PLAN
                   ---------------------------------------
                           (Full title of the plan)


                                   KEYCORP
                              127 PUBLIC SQUARE
                            CLEVELAND, OHIO 44114
                   ---------------------------------------
                    (Name of issuer of the securities held
                     pursuant to the plan and the address
                      of its principal executive office)
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                                   KEYCORP
                             401(k) SAVINGS PLAN

                                  FORM 11-K

REQUIRED INFORMATION
--------------------

Item 4. Financial Statements and Supplemental Schedules for the Plan.

The KeyCorp 401(k) Savings Plan ("Plan") is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"). In lieu of the requirements of Items 1-3 of this Form, the Plan is filing financial statements and supplemental schedules prepared in accordance with the financial reporting requirements of ERISA. The Plan financial statements and supplemental schedules for the fiscal year ended December 31, 1996, are included as Exhibit 99.1 to this report on Form 11-K and are incorporated herein by reference. The Plan financial statements and supplemental schedules have been examined by Ernst & Young LLP, Independent Auditors, and their report in included therein.

EXHIBITS
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23.1 Consent of Independent Auditors, Ernst & Young LLP

99.1 Financial statements and supplemental schedules of the KeyCorp 401(k) Savings Plan for the fiscal year ended December 31, 1996, prepared in accordance with the financial reporting requirements of ERISA.



                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1934, the trustees (or other persons who administer the plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              KeyCorp 401(k) Savings Plan

Date: June 30, 1997

                                              By: /s/ Richard V. Mazzola
                                              Richard V. Mazzola
                                              Vice President